EXHIBIT 3a(ii)

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

VERIZON COMMUNICATIONS INC.

Verizon Communications Inc. (the “Corporation”), a corporation organized on October 7, 1983, and existing under and by virtue of the General Corporation Law of the State of Delaware, HEREBY DOES CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation held on September 2, 2013, resolutions were duly adopted approving a proposed amendment to the Restated Certificate of Incorporation (the “Certificate Amendment”) of the Corporation and recommending that the proposed Certificate Amendment be approved by the stockholders of the Corporation. The Certificate Amendment is attached hereto as Exhibit A.

SECOND: That, thereafter, pursuant resolution of the Corporation’s Board of Directors, a special meeting of the stockholders was held on January 28, 2014 upon notice and in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware, at which meeting a majority of the outstanding stock entitled to vote thereon was voted in favor of the Certificate Amendment as proposed by the Corporation’s Board of Directors.

THIRD: That the Certificate Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by William L. Horton, Jr., its Senior Vice President, Deputy General Counsel and Corporate Secretary, this 3rd day of February, 2014.

VERIZON COMMUNICATIONS INC.

By:	/s/ William L. Horton, Jr.
William L. Horton, Jr. Senior Vice President, Deputy General Counsel and Corporate Secretary

EXHIBIT A

CHARTER AMENDMENT

Article 4.A of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read in full as follows:

4.	Capital Stock

A. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 6,500,000,000 shares, of which 6,250,000,000 shares are Common Stock, $.10 par value per share, and 250,000,000 shares are Series Preferred Stock, $.10 par value per share.